SUB-ITEM 77Q1(e)


                                     INTERIM
                          INVESTMENT ADVISORY AGREEMENT

                             BERGER IPT-GROWTH FUND
                  A Series of Berger Institutional Products Trust


         This INVESTMENT ADVISORY AGREEMENT (the "Agreement") is made this 16th day of December, 2002, between JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability corporation ("Janus Capital"), and BERGER INSTITUTIONAL PRODUCTS TRUST, a Delaware statutory trust (the "Trust"), with respect to the BERGER IPT-GROWTH FUND, a series of the Trust (the "Fund").

                                    RECITALS

         A. The Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and has registered its shares for public offering under the Securities Act of 1933, as amended (the "1933 Act").

         B. The Trust is authorized to create separate series of shares, each with its own separate investment portfolio, one of such series created by the Trust being the Fund.

         C. Janus Capital is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act").

         D. The Trust and Janus Capital deem it mutually advantageous that Janus Capital should assist the Trustees and officers of the Trust in the management of the securities portfolio of the Fund.

                                    AGREEMENT

         For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Appointment. The Trust hereby appoints Janus Capital as investment adviser and manager with respect to the Fund for the period and on the terms set forth in this Agreement. Janus Capital hereby accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

         2. Investment Advisory Functions. In its capacity as investment adviser to the Fund, Janus Capital shall have the following duties and responsibilities:

                  (a) To manage the investment operations of the Fund and the composition of its investment portfolio, and to determine without prior consultation with the Trust, what securities and other assets of the Fund will be acquired, held, disposed of or loaned, in conformity with the investment objective, policies and restrictions and the other statements concerning the Fund in the Trust's trust


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instrument, as amended from time to time (the "Trust Instrument"), bylaws and registration statements under the 1940 Act and the 1933 Act, the 1940 Act and the Advisers Act, the rules and regulations thereunder, and all other applicable federal and state laws and regulations, and the provisions of the Internal Revenue Code of 1986, as amended, applicable to the Fund as a regulated investment company or required to maintain compliance with any diversification provisions applicable to insurance company separate accounts or qualified plans investing in the Trust;

                  (b) To cause its officers to attend meetings and furnish oral or written reports, as the Trust may reasonably require, in order to keep the Trustees and appropriate officers of the Trust fully informed as to the condition of the investment portfolio of the Fund, the investment decisions of Janus Capital, and the investment considerations which have given rise to those decisions;

                  (c) To supervise the purchase and sale of securities for investments of the Fund and for other related transactions as directed by the appropriate officers of the Trust; to give instructions to the custodian (including any subcustodian) of the Fund as to deliveries of securities to and from such custodian and receipt and payments of cash for the account of the Fund, and advise the Trust on the same day such instructions are given; and to submit such reports relating to the valuation of the Fund's assets and to otherwise assist in the calculation of the net asset value of shares of the Fund as may reasonably be requested;

                  (d) To maintain all books and records required to be maintained by Janus Capital pursuant to the 1940 Act and the rules and regulations promulgated thereunder, as the same may be amended from time to time, with respect to transactions on behalf of the Fund, and shall furnish the Trustees with such periodic and special reports as the Trustees reasonably may request. Janus Capital agrees that all records which it maintains for the Fund or the Trust are the property of the Trust, agrees to permit the reasonable inspection thereof by the Trust or its designees and agrees to preserve for the periods prescribed under the 1940 Act any records which it maintains for the Trust and which are required to be maintained under the 1940 Act, and further agrees to surrender promptly to the Trust or its designees any records which it maintains for the Trust upon request by the Trust; and

                  (e) At such times as shall be reasonably requested by the Trustees, to provide the Trustees with economic, operational and investment data and reports, including without limitation all information and materials reasonably requested by or requested to be delivered to the Trustees of the Trust pursuant to Section 15(c) of the 1940 Act, and make available to the Trustees any economic, statistical and investment services normally available to similar investment company clients of Janus Capital.

         3. Further Obligations. In all matters relating to the performance of this Agreement, Janus Capital shall act in conformity with the Trust's Trust Instrument, bylaws and currently effective registration statements under the 1940 Act and the 1933 Act and any amendments or supplements thereto (the "Registration Statements") and with the written policies, procedures and guidelines of the Fund, and written instructions and directions of the Trustees of the Trust and shall comply with the requirements of the 1940 Act, the Advisers Act, the rules thereunder, and all other applicable federal and state laws and regulations. The Trust agrees to provide Janus Capital with copies of the Trust's Trust Instrument, bylaws, Registration Statements, written policies, procedures and guidelines, and written instructions and directions of the Trustees, and any amendments or supplements to any of them at, or, if practicable, before the time such materials become effective. Janus Capital shall maintain errors and omissions insurance in an amount at least equal to that disclosed to the Trustees in connection with their approval of this Agreement.


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         4. Obligations of Trust. The Trust shall have the following obligations under this Agreement:

                  (a) To keep Janus Capital continuously and fully informed as to the composition of the investment portfolio of the Fund and the nature of all of the Fund's assets and liabilities from time to time;

                  (b) To furnish Janus Capital with a certified copy of any financial statement or report prepared for the Fund by certified or independent public accountants and with copies of any financial statements or reports made to the Fund's shareholders or to any governmental body or securities exchange;

                  (c) To furnish Janus Capital with any further materials or information which Janus Capital may reasonably request to enable it to perform its function under this Agreement; and

                  (d) To compensate Janus Capital for its services in accordance with the provisions of Section 5 hereof.

         5. Compensation. (a) The Trust shall pay to Janus Capital for its services under this Agreement a fee, payable in United States dollars, at an annual rate of 0.75% of the first $500 million of average daily net assets of the Fund, 0.70% of the next $500 million of average daily net assets of the Fund and 0.65% on any part of the average daily net assets of the Fund in excess of $1 billion. This fee shall be computed and accrued daily and payable monthly as of the last day of each month during which or part of which this Agreement is in effect. For the month during which this Agreement becomes effective and the month during which it terminates, however, there shall be an appropriate proration of the fee payable for such month based on the number of calendar days of such month during which this Agreement is effective.

                  (b) The compensation earned by Janus Capital under this Agreement shall be held in an interest-bearing escrow account with the Trust's custodian or a bank. If a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund approve an investment advisory agreement with Janus Capital within 150 days of the day and year first written above, the amount in the escrow account (including interest thereon) shall be paid to Janus Capital. If a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund do not approve an investment advisory agreement with Janus Capital within 150 days of the day and year first written above, Janus Capital shall be paid, out of the escrow account, the lesser of (i) any costs incurred by Janus Capital in performing this Agreement (plus interest earned on that amount while in escrow) or (ii) the total amount in the escrow account (plus interest earned).

         6. Expenses.

                  (a) Expenses Paid by the Trust. The Trust assumes and shall pay all expenses incidental to its operations and business not specifically assumed or agreed to be paid by Janus Capital hereunder or otherwise, including, but not limited to, any compensation, fees or reimbursements which the Trust pays to its Trusteess who are not interested persons of Berger Associates or Janus Capital; compensation of the Fund's custodian, transfer agent, registrar and dividend disbursing agent and other service providers; legal, accounting, audit and printing expenses; administrative, clerical, recordkeeping and bookkeeping expenses; brokerage commissions and all other expenses in connection with execution of portfolio transactions (including any appropriate commissions paid to Janus Capital or its affiliates for effecting exchange listed, over-the-counter or other securities transactions); interest; all federal, state and local taxes (including stamp, excise, income and franchise taxes); costs of stock certificates and expenses of delivering such certificates to the purchasers thereof; expenses of local representation in Delaware; expenses of shareholders' meetings and of preparing, printing and


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distributing proxy statements, notices, and reports to shareholders; expenses of preparing and filing reports and tax returns with federal and state regulatory authorities; all expenses incurred in complying with all federal and state laws and the laws of any foreign country applicable to the issue, offer or sale of shares of the Fund, including, but not limited to, all costs involved in preparing, printing and mailing prospectuses and statements of additional information to shareholders of the Fund; and all fees, dues and other expenses incurred by the Trust in connection with the membership of the Trust in any trade association or other investment company organization. To the extent that Janus Capital shall perform any of the above described administrative and clerical functions, including transfer agency, registry, dividend disbursing, recordkeeping, bookkeeping, accounting and blue sky monitoring and registration functions, and the preparation of reports and returns, the Trust shall pay to Janus Capital compensation for, or reimburse Janus Capital for its expenses incurred in connection with, such services as Janus Capital and the Trust shall agree from time to time, any other provision of this Agreement notwithstanding.

                  (b) Expenses Paid by Janus Capital. Janus Capital shall pay all its own costs and expenses incurred in fulfilling its obligations under this Agreement. In addition to such costs and expenses, Janus Capital shall incur and pay the following expenses relating to the Fund's operations:

                  (i) Reasonable compensation, fees and related expenses of the Trust's officers and Trustees, except for such Trustees who are not interested persons of Berger Associates or Janus Capital; and

                  (ii) Rental of offices of the Trust.

         7. Brokerage Commissions. For purposes of this Agreement, brokerage commissions paid by the Fund upon the purchase or sale of its portfolio securities shall be considered a cost of securities of the Fund and shall be paid by the Fund. Absent instructions from the Trust to the contrary, Janus Capital is authorized and directed to place Fund portfolio transactions only with brokers and dealers who render satisfactory service in the execution of orders at the most favorable prices and at reasonable commission rates, provided, however, that Janus Capital may pay a broker an amount of commission for effecting a securities transaction in excess of the amount of commission another broker would have charged for effecting that transaction if Janus Capital determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker viewed in terms of either that particular transaction or the overall responsibilities of Janus Capital. Janus Capital is also authorized to consider sales of Fund shares/variable insurance contracts that permit allocation of contract values to the Fund as a factor in selecting broker-dealers to execute Fund portfolio transactions. In placing portfolio business with such broker-dealers, Janus Capital shall seek the best execution of each transaction. Subject to the terms of this Agreement and the applicable requirements and provisions of the law, including the 1940 Act and the Securities Exchange Act of 1934, as amended, and in the event that Janus Capital or an affiliate is registered as a broker-dealer, Janus Capital may select a broker with which it or any of its affiliates or the Fund is affiliated. Janus Capital or such affiliated broker may effect or execute Fund portfolio transactions, whether on a securities exchange or in the over-the-counter market, and receive separate compensation from the Fund therefor. Notwithstanding the foregoing, the Trust shall retain the right to direct the placement of all portfolio transactions, and the Trustees of the Trust may establish policies or guidelines to be followed by Janus Capital in placing portfolio transactions for the Trust pursuant to the foregoing provisions. Janus
Capital shall report on the placement of portfolio transactions in the prior fiscal quarter at each quarterly meeting of such Trustees. To the extent consistent with applicable law, purchase or sell orders for the Fund may be aggregated with simultaneous purchase or sell orders for other clients of Janus Capital. Whenever Janus Capital simultaneously places orders to purchase or sell the same security on behalf of the Fund and one or more other clients of Janus Capital, such orders will be

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allocated as to price and amount among all such clients in a manner reasonably believed by Janus Capital to be fair and equitable to each client. The
Trust recognizes that in some cases, this procedure may adversely affect the results obtained for the Fund.

         8. Effectiveness, Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall become effective as of the day and year first written above, and shall remain in effect until the earlier of: (i) 150 days from the date hereof or (ii) a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund approve an investment advisory agreement with Janus Capital. This Agreement may also be terminated at any time, without the payment of any penalty, upon ten (10) days' written notice to Janus Capital, by the affirmative vote of a majority of the Trustees of the Trust or by the affirmative vote of the outstanding securities (as defined in the 1940 Act) of the Fund. This Agreement will automatically and immediately terminate in the event of its assignment, as such term is defined in the 1940 Act.

         9. Amendments. This Agreement may be amended by the parties only if such amendment is specifically approved (i) by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Fund or Berger Associates or Janus Capital and, (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Fund.

         10. Allocation of Expenses. The Trustees shall determine the basis for making an appropriate allocation of the Trust's expenses
(other than those directly attributable to the Fund) between the Fund and any other series of the Trust and between the Fund and other investment companies managed by Janus Capital or its affiliates.

         11. Limitation on Personal Liability. NOTICE IS HEREBY GIVEN that the Trust is a statutory trust organized under the Delaware Statutory Trust Act pursuant to a Certificate of Trust filed in the office of the Secretary of State of the State of Delaware. All parties to this Agreement acknowledge and agree that the Trust is a series trust and all debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets held with respect to such series only, and not against the assets of the Trust generally or against the assets held with respect to any other series and further that no Trustee, officer or holder of shares of beneficial interest of the Trust shall be personally liable for any of the foregoing.

         12. Limitation of Liability of Janus Capital. Janus Capital shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission taken with respect to the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder and except to the extent otherwise provided by law. As used in this
Section 12, "Janus Capital" shall include any affiliate of Janus Capital performing services for the Trust contemplated hereunder and directors, officers and employees of Janus Capital and such affiliates.

         13. Activities of Janus Capital. The services of Janus Capital to the Trust hereunder are not to be deemed to be exclusive, and Janus Capital and its affiliates are free to render services to other parties, so long as its services under this Agreement are not materially adversely affected or otherwise impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of Janus Capital to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature. It is understood that Trustees, officers and shareholders of the Trust are or may become interested in Janus Capital as directors, officers and shareholders of Janus Capital, that directors, officers, employees and shareholders of Janus Capital are or may become similarly interested in the


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Trust, and that Janus Capital may become interested in the Trust as a shareholder or otherwise.

         14. Certain Definitions. The terms "vote of a majority of the outstanding voting securities," "assignment," and "interested persons" when used herein, shall have the respective meanings specified in the 1940 Act, as now in effect or hereafter amended, and the rules and regulations thereunder, subject to such orders, exemptions and interpretations as may be issued by the Securities and Exchange Commission under said Act and as may be then in effect. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, order, interpretation or other authority of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, order, interpretation or other authority.

         15. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Colorado (without giving effect to the conflicts of laws principles thereof) and the 1940 Act. To the extent that the applicable laws of the State of Colorado conflict with the applicable provisions of the 1940 Act, the latter shall control.

         16. Miscellaneous. The headings in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions thereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Investment Advisory Agreement as of the date and year first above written.


                                            JANUS CAPITAL MANAGEMENT LLC


                                            By:
                                                -------------------------------
                                                 Thomas A. Early
                                                 Vice President

                                            BERGER INSTITUTIONAL PRODUCTS TRUST,
                                            with respect to the series known as
                                            the Berger IPT-Growth Fund



                                            By:
                                                -------------------------------
                                                 Jack R. Thompson
                                                 President